Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF FIRST AMENDMENT
TO RESTATED CERTIFICATE OF INCORPORATION

Air Transport Services Group, Inc. (the “Company”), a company duly organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.The Restated Certificate of Incorporation of the Company (“Restated Certificate”) was filed with the State of Delaware on August 7, 2018.
2.The Restated Certificate is now further amended by this Certificate of First Amendment as follows:
The first sentence of ARTICLE FOURTH is deleted in its entirety and replaced with the following:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 170,000,000 shares, of which 150,000,000 shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and 20,000,000 shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which 75,000 shares shall be Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Junior Preferred Stock”).

The remainder of ARTICLE FOURTH remains in full force and effect.

ARTICLE FIFTEENTH is deleted in its entirety and replaced with the following:

FIFTEENTH: Subject to terms of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation may be called by the Board of Directors, the Chairman of the Board of Directors, or the President of the Corporation, and shall be called by the Secretary of the Corporation following the Secretary’s receipt of a written request or requests to call a special meeting of the stockholders from a holder or holders of record of Voting Stock (as defined in Article FIFTH) representing at least 20% of the voting power of the then outstanding Voting Stock entitled to be voted at such special meeting who have delivered such request(s) in accordance with and subject to the Bylaws of the Corporation (as amended from time to time) including any limitations set forth in the Bylaws on the ability to make such a request. Except as otherwise required by law or provided by the terms of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may not be called by any other person or persons.
This Certificate of First Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the stockholders of the Company.
IN WITNESS WHEREOF, the Company has caused this Certificate of First Amendment to be signed by its Secretary this 16th day of May, 2019.
AIR TRANSPORT SERVICES GROUP, INC.
By: /s/ W. Joseph Payne

Its: Secretary